For Immediate Release
Citigroup Inc. (NYSE: C)
October 20, 2010

Citigroup Declares Dividends on Preferred Stock

NEW YORK – The Board of Directors of Citigroup (NYSE:C) today declared dividends on preferred stock as follows:

– 6.5% Non-Cumulative Convertible Preferred Stock, Series T, payable November 15, 2010, to holders of record on November 5, 2010.  Holders of depositary receipts, each representing one-thousandth of a full convertible preferred share, will be paid $.8125 for each receipt held.

– 8.125% Non-Cumulative Preferred Stock, Series AA, payable November 15, 2010, to holders of record on November 5, 2010.  Holders of depositary receipts, each representing one-thousandth of a full preferred share, will be paid $.5078125 for each receipt held.

–  8.40% Fixed Rate / Floating Rate Non-Cumulative Preferred Stock, Series E, payable November 1, 2010, to holders of record on October 20, 2010.  Holders of depositary receipts, each representing one-twenty-fifth of a full preferred share, will be paid $42.00 for each receipt held.

–  8.50% Non-Cumulative Preferred Stock, Series F, payable December 15, 2010, to holders of record on December 3, 2010.  Holders of depositary receipts, each representing one-thousandth of a full preferred share, will be paid $.53125 for each receipt held.

On February 27, 2009, at the time of the announcement of its public and private exchange offers, Citi announced the suspension of dividends on its Preferred Stock.  Pursuant to the exchange offers, Citi offered to exchange up to $14,923,650,000 of its outstanding publicly-held Preferred Securities for Common Stock at a price per share of $3.25; 98% of the Preferred Stock elected to participate in the exchange offers. Dividends declared today will be paid on the Series AA, T, E and F Preferred Stock that remains outstanding.

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management. Additional information may be found at www.Citigroup.com or www.Citi.com.

Contacts

Media:	Jon Diat	(212) 793-5462
	Shannon Bell	(212) 793-6206

Investors:	John Andrews	(212) 559-2718

Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091